EXHIBIT 5.1





                [Letterhead of Squire, Sanders & Dempsey L.L.P.]



January 29, 2004



The Town and Country Trust
100 South Charles Street, Suite 1700
Baltimore, Maryland   21201

         RE: LEGALITY OF SECURITIES TO BE ISSUED UNDER REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

         This opinion is furnished in connection with the preparation and filing by The Town and Country Trust (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of a prospectus supplement dated January 29, 2004, which supplements the prospectus dated January 12, 2000 included in the Company's registration statement on Form S-3, File No. 333-93907, relating to its offer and sale of 1,410,000 common shares of beneficial interest, par value $.01 per share (the "Shares"), to certain investors pursuant to the terms of a purchase agreement dated January 29, 2004 by and among the Company and such investors (the "Purchase Agreement").

         In connection with rendering this opinion, we have examined (i) the Amended and Restated Declaration of Trust of the Company, as amended to date and as on file with the Maryland State Department of Assessments and Taxation, (ii) the Bylaws of the Company, as amended to date, (iii) such records of the corporate proceedings of the Company as we deemed material, and (iv) such other certificates, receipts, records and documents as we considered appropriate for the purposes of the preparation of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified, photostatic or facsimile copies, the authenticity of the originals of such copies and the authenticity of telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon certificates or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or representatives or officers thereof.

         Attorneys involved in the preparation of this opinion are admitted to practice only in the States of Ohio and Maryland and we express no opinion other than as to the laws of the United States of America and Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland. To the extent that any other laws govern any of the matters as to which we express an opinion herein, we have assumed, without independent investigation, that the laws of such jurisdiction are identical to those of the State of Ohio, and we express no opinion as to whether such assumption is reasonable or correct.

         Based upon the foregoing, we are of the opinion that when the Shares have been issued and the Company has received full payment for the Shares in accordance with the terms of the Purchase Agreement, the Shares will be validly issued, fully paid and non-assessable.

         The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.

         We hereby consent to the use of this opinion as an exhibit to the Company's Current Report on Form 8-K dated January 29, 2004 which is incorporated by reference into the Registration Statement.


                                   Very truly yours,

                                   /s/ Squire, Sanders & Dempsey L.L.P.

                                   Squire, Sanders & Dempsey L.L.P.


                                      -5-